Exhibit 10.7

EMPLOYEE STOCK PURCHASE PLAN
(Amended and Current as of March 24, 2004)

ARTICLE I - General

1.1 The purpose of Photronics, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its designated subsidiaries (if any) with an opportunity to acquire a proprietary interest in the Company by the purchase of shares of the Common Stock of the Company directly from the Company through payroll deductions. It is felt that employee participation in the ownership of the Company will be to the mutual benefit of both the employees and the Company.

1.2 The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and/or limit eligibility and participation in a manner consistent, and so as to otherwise comply, with the requirements of the Code.

1.3 Eligibility and participation in the Plan shall give any Employee only such rights as are set forth in the Plan and any amendments hereto and shall in no way affect or in any manner limit the Company's right to discharge the Employee, which right is expressly reserved by the Company, or impair the authority of the Plan Committee to limit the Employee's rights, claims or causes, as provided in the Plan.

ARTICLE II - Definitions

2.1 The following words and phrases, when used in the Plan, shall have the following respective meanings, unless the context clearly indicates otherwise:

"Authorized Leave of Absence"
Any leave of absence authorized under the Company's standard personnel practices, provided that all persons under similar circumstances must be treated equally in the granting of such Authorized Leave of Absence and provided further that the person returns to the employ of the Company upon the expiration of an Authorized Leave of Absence.

"Board of Directors"
The Board of Directors of Photronics, Inc.

"Code"
The Internal Revenue Code of 1986, as amended from time to time, and applicable Treasury Department regulations issued thereunder.

"Common Stock"
The Common Stock, par value $0.01 per share, of the Company, or the securities adjusted or substituted therefor pursuant to Article XIV.

"Company"
Photronics, Inc., a Connecticut corporation, or its successor or successors or any present or future subsidiary of Photronics, Inc., which may be designated to participate in the Plan by the Board of Directors.

"Compensation"
The Compensation of an Eligible Employee shall be determined in accordance with procedures approved by the Plan Committee or the Board of Directors. In the absence of the adoption of specific procedures, Compensation of an Eligible Employee shall be the annualized salary or wages of such Employee based on such Employee's current rate of pay and work schedule, but excluding any discretionary overtime, sick pay, vacation pay or other benefits.

"Disability"
Disability shall have the same meaning set forth in Section 22(e)(3) of the Code or any successor provision thereto. At present, a disability is defined as a physical or mental impairment or incapacity which, in the opinion of a physician selected by the Plan Committee, can be expected to result in death or has lasted or can be expected to last for a continuous period of at least twelve (12) months and renders the Participant unable to engage in any substantial, gainful activity.

"Effective Date of the Plan"
The date on which the Plan shall have become effective pursuant to Article XVII, provided, however, that if the Plan shall not be approved by the stockholders of the Company as provided in Article XVII, the Plan and all rights granted hereunder shall be, and be deemed to have been, null and void.

"Eligible Employee"
An Employee who is eligible to participate in the Plan in accordance with provisions of Articles IV and V.

"Employee"
Any person who, on an Offering Date, is a common law employee of the Company and whose customary employment is for more than twenty (20) hours per week and for more than five (5) months per calendar year, other than any highly compensated employees (within the meaning of Section 414[q] of the Code or any successor provision thereto) of the Company who are excluded from participation hereunder by action of the Board of Directors. A person who is or has been on an Authorized Leave of Absence, and who in the absence of such Authorized Leave of Absence would have been classified as an Employee, shall in the discretion of the Plan Committee be considered to be an Employee, except to the extent that such determination is inconsistent with Section 423 of the Code. Such determination by the Plan Committee shall be final and conclusive.

"Offering"
An Offering in accordance with the provisions of Article V.

"Offering Date"
The date of an Offering as established by the Plan Committee pursuant to Section 5.1 hereof.

"Participant"
An Eligible Employee who subscribes for Shares pursuant to Article VI.

"Plan"
The Photronics, Inc. Employee Stock Purchase Plan set forth herein, as amended from time to time in accordance with the provisions of Article XV.

"Plan Committee"
The committee provided for in Article XII to administer the Plan.

"Purchase Date"
A Purchase Date as provided in Sections 8.1 or 10.3, as appropriate.

"Shares"
Shares of Common Stock offered under the Plan.

    The masculine gender, whenever used in the Plan, shall be deemed to include the feminine gender, and whenever the plural is used it shall include the singular, if the context so requires.

ARTICLE III - Shares Subject to the Plan

3.1 Subject to the provisions of Article XIV hereof, the aggregate number of shares of Common Stock which may be issued under the Plan shall not exceed 900,000. The aggregate number of such shares which may be issued with respect to any Offering shall be determined by the Plan Committee with respect to such Offering. Such shares may be authorized but unissued shares of Common Stock or issued shares of Common Stock which are held by the Company. Any shares subscribed for under the Plan and not purchased as a result of the cancellation in whole or in part of such subscription shall (unless the Plan shall have terminated) be again available for issuance under the Plan.

ARTICLE IV - Eligibility

4.1 Each Employee who has been continuously employed by the Company for the one complete calendar month (or such longer period as may be determined by the Plan Committee) ending immediately prior to an Offering Date shall be eligible to participate in the Offering under the Plan made on such Offering Date.

4.2 Notwithstanding the provisions of Section 4.1, no Employee shall be offered Shares if, immediately after he would subscribe for such Shares, such Employee would own capital stock (including shares of Common Stock which may be purchased under such subscription and under any other outstanding subscriptions under the Plan or options to purchase shares of Common Stock of the Company held by such Employee, as computed in accordance with Section 423[b][3] of the Code or any successor provision thereto) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. For purposes of determining the stock ownership of any Employee, the provisions of Section 424[d] of the Code shall apply.

ARTICLE V - Offering Under the Plan

5.1 Offerings under the Plan shall be made on such Offering Dates as shall be determined by the Plan Committee. Notwithstanding anything to the contrary, no Offering shall be made on any date prior to the date that a required registration statement with respect to such Offering filed under the Securities Act of 1933, as amended, has become effective. Nothing contained herein shall be deemed to require that an Offering be made in any year.

5.2 [a] Subject to the limitations set forth in Sections 5.2[b] and 6.3, and to the other terms and conditions of the Plan, in each offering under the Plan, each Eligible Employee on an Offering Date shall be offered the right during the Subscription Period as provided in Section 6.2, to subscribe to purchase such number of Shares as the percentage designated by the Plan Committee for such offering (not to exceed 5%) of his Compensation would buy, at a price equal to the product of (i) the fair market value of a Share on the Offering Date, multiplied by (ii) the Purchase Price percentage utilized under Section 5.3 hereof.

    [b] Notwithstanding anything to the contrary contained in Sub-Section [a] of this Section 5.2, no Eligible Employee shall be eligible to subscribe for Shares in an Offering if, immediately after he would subscribe for such Shares, such subscription would permit his rights to purchase shares of Common Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 (or such other maximum amounts as may be prescribed from time to time under the Code) of the fair market value of such shares (determined as of the Offering Date for such Offering) for each calendar year in which such subscription would be outstanding at any time. For purposes of this limitation the provisions of Section 423[b][8] of the Code shall be applicable.

5.3 The Purchase Price per share subscribed for all Shares in a particular Offering shall be an amount equal to such percentages, not greater than 100% nor less than 85%, as shall be determined by the Plan Committee on or prior to the Offering Date, of the fair market value of a share of Common Stock (determined in accordance with the provisions of Article XIII) on one of the following dates with respect to such Offering, with such date to be determined by the Plan Committee on or prior to the Offering Date: (i) the Offering Date, (ii) the Purchase Date, or (iii) the Offering Date or the Purchase Date (whichever would result in a lower Purchase Price for the Common Stock).

5.4 In order to participate in any Offering, an Eligible Employee entitled to subscribe for Shares in such Offering shall comply with the subscription procedures set forth in Article VI.

ARTICLE VI - Subscriptions for Shares

6.1 As soon as practicable after an Offering Date, the Company shall furnish to each Eligible Employee a Subscription Agreement setting forth the maximum number of Shares to which such Eligible Employee may subscribe in such Offering, the fair market value per share of Common Stock on the Offering Date, the Purchase Price for Shares in such Offering and such other terms and conditions consistent with the Plan as shall be determined by the Plan Committee.

6.2 Within fifteen (15) days after receipt of such Subscription Agreement, an Eligible Employee desiring to participate in the Offering shall notify the Plan Committee of the number of Shares for which he desires to subscribe. Such notification shall be effected by the Eligible Employee's completing, executing and returning to the Secretary of the Company the Subscription Agreement. All such subscriptions shall be deemed to have been made as of the Offering Date. No subscription shall be accepted from any person who is not an Eligible Employee on the date his subscription is received by the Company.

6.3 The minimum number of Shares for which an Eligible Employee will be permitted to subscribe in any Offering is ten (10) (or the number of Shares offered to him if fewer than ten). If at any time the Shares available for an Offering are oversubscribed, the Number of Shares for which each Eligible Employee is entitled to subscribe pursuant to Section 5.2 shall be reduced, pro rata, to such lower number as may be necessary to eliminate such over-subscription.

6.4 If an Eligible Employee fails to subscribe to the Shares within the period and in the manner prescribed in Section 6.2, he shall waive all rights to purchase Shares in that Offering.

ARTICLE VII - Payment for Shares

7.1 The aggregate Purchase Price for the Shares for which a Participant subscribes in any Offering in accordance with the provisions of Article VI of the Plan shall be paid by means of payroll deductions.

7.2 [a] The aggregate Purchase Price for Shares shall be paid by payroll deductions in equal amounts over a period of 24 months (or such shorter period as shall be determined by the Plan Committee in accordance with the Plan) from the Offering Date. The period over which such payroll deductions are to be made in hereinafter referred to as the "Payment Period".

    [b] Such payroll deductions with respect to an Offering shall commence as soon as practicable after the receipt of the Company of the executed Subscription Agreement authorizing such payroll deductions, and shall cease upon the earlier of the termination of the Payment Period or payment in full of the Purchase Price for such Shares. A Participant may cancel his subscription to the extent provided for in Article X, but no other change in terms of his Subscription Agreement may be made during the Payment Period and, in particular, in no event may a Participant change the amount of his payroll deductions under such Subscription Agreement. All payroll deductions withheld from a Participant under a Subscription Agreement shall be credited to his account under the Plan. In the event that payroll deductions are simultaneously being made with respect to more than one Subscription Agreement, the aggregate amount of such payroll deductions at any payday shall be credited first toward the payment for Shares subscribed for in the earliest Offering. A Participant may not make any separate cash payment into his account, provided, however, that a Participant who has been deemed to be in the employ of the Company while on an Authorized Leave of Absence without pay during the Payment Period, may upon his return to the actual employ of the Company, make a cash payment into his account in an amount not exceeding the aggregate of the payroll deductions which would have been made during such Authorized Leave of Absence.

    [c] All funds representing payroll deductions for the accounts of Participants will, except as provided in Section 7.3, be paid into the general funds of the Company. No interest will be paid or accrued under any circumstances on any funds withheld by the Company as payroll deductions pursuant to this Section 7.2 or on any other funds paid to the Company for purchases of Shares under the Plan.

7.3 Notwithstanding anything in this Article VII to the contrary, with respect to any Offering which is made prior to the approval of the Plan by the stockholders of the Company, all payroll deductions withheld for the accounts of Participants shall, until the Plan is approved by the stockholders, be held by the Company in a special escrow account for the benefit of such Participants. No interest will be paid or accrued under any circumstances on such funds. No Shares will be issued to such Participants until after approval of the Plan by the stockholders. In the event that the Plan is not approved by the stockholders within the period specified in Article XVII, all such funds will thereupon be promptly refunded to the respective Participants.

7.4 Failure to pay for subscribed Shares as provided in this Article VII shall constitute the cancellation of such subscription to the extent that any such Shares shall not have been so paid for.

ARTICLE VIII - Issuance of Shares

8.1 At the end of the Payment Period for an Offering, (each of which dates is referred to as a "Purchase Date"), the balance of all amounts then held in the account of a Participant representing payroll deductions pursuant to a Subscription Agreement shall be applied to the purchase by the Participant from the Company of the number of Shares equal to the amount of such balance divided by the Purchase Price per share for such Shares applicable on such Purchase Date up to the number of Shares provided for in the respective Subscription Agreement. Any amount remaining in the Participant's account in excess of the sum required to purchase whole Shares on a Purchase Date shall be promptly refunded to the Participant. As soon as practicable after a Purchase Date, the Company will issue and deliver to the Participant a certificate representing the Shares purchased by him from the Company on such Purchase Date. No fractional shares will be issued at any time.

8.2 A Participant who disposes (whether by sale, exchange, gift or otherwise) of any of the Shares acquired by him pursuant to the Plan within two (2) years after the Offering Date for such Shares or within one (1) year after the issuance of Shares to him shall notify the Company in writing of such disposition within thirty (30) days after such disposition.

ARTICLE IX - Rights of Stockholders

9.1 A Participant shall not have any rights to dividends or any other rights as a stockholder of the Company with respect to any Shares until such Shares shall have been issued to him as reflected by the books and records maintained by the Company's transfer agent relating to stockholders of the Company.

ARTICLE X - Voluntary Withdrawal/Termination of Employment

10.1 A Participant may discontinue his payroll deductions under a Subscription Agreement at any time by giving written notice thereof to the Plan Committee, effective for all payroll periods commencing five (5) days after receipt of such notice by the Plan Committee. The balance in the account of such Participant following such discontinuance shall be promptly refunded to the Participant. Withdrawal from an Offering pursuant to this Section 10.1 shall not affect an Eligible Employee's eligibility to participate in any other Offering under the Plan.

10.2 If the Participant's employment with the Company is terminated for any reason other than death while still an Employee, such Participant's rights to purchase Shares under any Subscription Agreement shall immediately terminate. Any balance remaining in his account as of the date of such termination of employment shall be promptly refunded to the Participant.

10.3 In the event of the death of an Employee who was a Participant prior to the purchase of the Shares for which he subscribed pursuant to Article VI hereof, the person or persons who acquired by laws of descent and distribution (his "Estate") his rights to purchase Shares under his Subscription Agreement(s), shall have the right within ninety (90) days after the death of the Participant (but in no event later than the termination of the Payment Period) to purchase from the Company that number of Shares subscribed for and not issued to the Participant prior to his death which the balance in the Participant's payroll deduction account is sufficient to purchase. The failure of the person or persons so acquiring his rights to so give notice of intention to purchase shall constitute a forfeiture of all further rights of the Participant or other persons to purchase such Shares and in such event, the balance in the Participant's payroll deduction account will be refunded, without interest. If the Participant dies more than fifty (50) days prior to the termination of the Payment Period and his Estate elects to purchase the Shares subscribed for, the Purchase Price for his Shares shall be the percentage, designated pursuant to Section 5.3, of the fair market value on the Offering Date, irrespective of the Purchase Price for other Participants.

ARTICLE XI - Non-Transferability of Subscription Rights

11.1 During the lifetime of a Participant, the Shares for which he subscribes may be purchased only by him. No Subscription Agreement of a Participant and no right under or interest in the Plan or any such Subscription Agreement (hereinafter collectively referred to as "Subscription Rights") may be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by the Participant's will or by the applicable laws of descent and distribution, or may be subject to execution, attachment or similar process. Any assignment, transfer, pledge, hypothecation or other disposition of Subscription Rights, or any levy of execution, attachment or other process attempted upon Subscription Rights, shall be null and void and without effect, and in any such event all Subscription Rights shall, in the sole discretion of the Plan Committee (exercised by written notice to the Participant or to the person then entitled to purchase the Shares under the provisions of Sections 10.3 hereof), terminate as of the occurrence of any such event.

ARTICLE XII - Administration of the Plan

12.1 The Plan shall be administered by a Plan Committee which shall consist of two (2) or more members of the Board of Directors, none of whom shall be eligible to participate in the Plan. The members of the Plan Committee shall be appointed, and may be removed, by the Board of Directors. The Board of Directors shall have the power to remove and substitute for members of the Plan Committee and to fill any vacancy which may occur in the Plan Committee.

12.2 Unless otherwise determined by the Board of Directors, the members of the Plan Committee shall serve without additional compensation for their services. All expenses in connection with the administration of the Plan, including, but not limited to, clerical, legal and accounting fees, and other costs of administration, shall be paid by the Company.

12.3 The Chairman of the Plan Committee shall be designated by the Board of Directors. The Plan Committee shall select a Secretary who need not be a member of the Plan Committee. The Secretary, or in his absence, any member of the Plan Committee designated by the Chairman, shall keep the minutes of the proceedings of the Plan Committee and all data, records and documents relating to the administration of the Plan by the Plan Committee.

12.4 A quorum of the Plan Committee shall be such number as the Committee shall from time to time determine, but shall not be less than a majority of the entire Plan Committee. The acts of a majority of the members of the Plan Committee present at any meeting at which a quorum is present shall be the act of the Plan Committee. Members of the Plan Committee may participate in a meeting by means of telephone conference or similar communications procedure pursuant to which all persons participating in the meeting can hear each other. The Plan Committee may take action without a meeting if such action is evidenced by a writing signed by at least a majority of the entire Plan Committee.

12.5 The Plan Committee may, by an instrument in writing, delegate to one or more of its members or to an officer or officers of the Company any of its powers and its authority under the Plan, including the execution and delivery on its behalf of instruments, instructions and other documents.

12.6 It shall be the sole and exclusive duty and authority of the Plan Committee to interpret and construe the provisions of the Plan, to decide any disputes which may arise with regard to the status, eligibility and rights of Employees under the terms of the Plan, and any other persons claiming an interest under the terms of the Plan, and, in general, to direct the administration of the Plan.

12.7 The Plan Committee may adopt, and from time to time amend, such rules and regulations consistent with the purposes and provisions of the Plan, as it deems necessary or advisable to administer and effectuate the Plan.

12.8 The Plan Committee may shorten, lengthen (but not beyond thirty (30) days) or waive the time required by the Plan for the filing of any notice or other form under the Plan.

12.9 The discretionary powers granted hereunder to the Plan Committee shall in no event be exercised in any manner that will discriminate against individual employees or a class of employees or discriminate in favor of employees who are shareholders, officers, supervisors or highly compensated employees of the Company.

ARTICLE XIII - Valuation of Shares of Common Stock

13.1 For purposes of the Plan, the "fair market value" of a share of Common Stock as of any date shall be determined as follows:

    [a] If the Common Stock is then listed on a national securities exchange, the "fair market value" shall be the closing price of a share of Common Stock on such exchange on such date, or, if there has been no sale of shares of Common Stock on that date, the closing price of a share of Common Stock on such exchange on the last preceding business day on which shares of Common Stock were traded.

    [b] If the Common Stock is then listed on the National Association of Securities Dealers Automatic Quotation System National Market System, the "fair market value" shall be the average of the high and low sales prices of a share of Common Stock on that date, or if there has been no sale of shares of Common Stock on that date, the average of the high and low sales prices of Common Stock on the last preceding business day on which shares of Common Stock were traded.

ARTICLE XIV - Adjustments in Certain Events

14.1 If (i) the Company shall at any time be involved in a transaction to which sub-section [a] of Section 424 of the Code is applicable, (ii) the Company shall declare a dividend payable in, or shall sub-divide or combine, its Common Stock, or (iii) any other event shall occur which in the judgment of the Board of Directors necessitates action by way of adjusting the terms of the outstanding Subscription Agreements, the Board of Directors shall take any such action as in its judgment shall be appropriate to preserve Participant rights substantially proportionate to the rights existing prior to such event. To the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Subscription Agreements, the aggregate number of shares available under Article III hereof for issuance under the Plan pursuant to outstanding Subscription Agreements and Subscription Agreements which may be entered into, and the aggregate number of shares available for issuance in any Offering and the number which may be subscribed for, shall be proportionately increased or decreased, as the case may be. No action shall be taken by the Board of Directors under the provisions of this Article XIV which, in its judgment, would constitute a modification, extension or renewal of the Subscription Agreement (within the meaning of Section 424[h] of the Code), or would prevent the Plan from qualifying as an "employee stock purchase plan" (within the meaning of Section 423 of the Code). The determination of the Board of Directors with respect to any matter referred to in this Article XIV shall be conclusive and binding upon each Participant.

ARTICLE XV - Termination and Amendment of the Plan

15.1 The Board of Directors may, without further approval by the stockholders of the Company, at any time terminate or amend the Plan without notice, or make such modifications of the Plan as it shall deem advisable; provided that the Board of Directors may not, without prior approval by the holders of a majority of the outstanding shares of Common Stock of the Company, amend or modify the Plan so as to (i) increase the maximum number of shares of Common Stock which may be issued under the Plan (except as contemplated in Article XIV hereof), (ii) extend the term during which Offerings may be made under the Plan or (iii) increase the maximum number of Shares which an Eligible Employee is entitled to purchase (except as contemplated in Article XIV hereof); and provided further that the Board of Directors may not amend or modify the Plan in any manner which would prevent the Plan from qualifying as an "employee stock purchase plan" (within the meaning of Section 423 of the Code). No termination, amendment or modification of the Plan may, without the consent of a Participant, adversely affect the rights of such Participant under an outstanding Subscription Agreement.

ARTICLE XVI - Miscellaneous

16.1 Unless otherwise expressly provided in the Plan, all notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Secretary of the Company or when received in the form specified by the Company at the location and by the persons, designated by the Company for the receipt thereof.

16.2 Notwithstanding anything hereunder to the contrary, the offer, sale and delivery by the Company of Shares under the Plan to any Eligible Employee is subject to compliance with all applicable securities regulation and other federal and state laws. The terms of this Plan shall be construed under the laws of the State of Connecticut.

ARTICLE XVII - Effective Date

17.1 The Plan shall become effective at such time as the Plan has been adopted by the Board of Directors or such later date as shall be designated by the Board of Directors upon its adoption of the Plan; provided, however, that the Plan and all Subscription Agreements entered into thereunder shall be, and be deemed to have been, null and void if the Plan is not approved by the holders of a majority of the outstanding shares of Common Stock of the Company within twelve (12) months after the date on which the Plan is adopted by the Board of Directors.